Memorandum of Understanding

This Memorandum of Understanding (the “MOU”) between parties dated Feb. 20th, 2015

BETWEEN: Rick Plotnikoff (RP)

AND: Credex Corporation, (“Credex”), Symbol “CRDX” with the industry classification of Financial Services and designated as a “Shell”, a Public Company organized and existing under the laws of the state of Florida, USA, located at 4848 Rainbow Blvd, # 2096, Las Vegas, NV 89107. Telephone: 801 243 5661.

This MOU is entered into by RP and Credex, herein after collectively referred to as the “JV Partners”, for the purpose of financing, developing and production commencement of the Hydrogen Technologies (“Project”).

Each of the Parties represents and warrants that it has full rights and authority to enter into and perform under this MOU.

EWPC and Credex agree and certify as follows:

1.	PURPOSE OF THE JOINT VENTURE

1.1	Credex is publically-traded on the OTC markets with the industry classification of Financial Services. Credex will finance various Hydrogen Technology projects in the USA and Canada, through sale of free trading shares.

RP is a Canadian and will transfer its patent pending asset namely, United States Patent and Trademark office Patent # 62/124,254 to Credex. The specific purpose for this JV shall be to raise funds to Hydrogen Technology projects.

1.2	Upon signatures of this MOU, RP will receive one million free trading shares of Credex Corp. The Patent will be assigned to Credex Corp. RP will act as consultant for Credex.

1.3	At the time of renewal the PPA will be filed and paid for by Credex Corp. Any and all PPA costs will be paid by Credex Corp

2.	AUTHORITY AND WAIVERS

2.1	Each party represents that:

(i)	it has full power and authority to enter into and perform this MOU,

(ii)	this MOU is the valid and binding obligation of such party, enforceable against it in accordance with its terms, and

(iii)	the performance by such party of its obligations under this MOU does not violate any law, rule or regulation binding on such party or such party’s charter documents.

2.2	Waivers, Remedies Cumulative, Amendements, etc. No provision of this MOU may be amended, modified, waived, discharged or terminated, other than by the express written agreement of the parties hereto nor may any breach of any provision of this MOU be waived or discharged except with the express written consent of the party not in breach.

3.	NOTICES

3.1	All notices, requests, claims, demands and other communications hereunder shall be in writing. Such notices shall be given by electronic mail to the address of the party specified in this Agreement or such other address as either party may specify in writing.

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3.2	Notices so given shall be effective upon (i) receipt by the party to which notice is given, or (ii) on the fifth (5th) day following mailing, whichever occurs first.

3.3	Address for the respective parties are as follows:

RP:	Address:	9175 Mainwaring Rd
Sidney, B.C.
CANADA

Credex:	Address:	4848 Rainbow Blvd,# 2096, Las Vegas, NV 89107.
	Telephone:	801 243 5661.

4.	CONFIDENTIALITY

4.1	Each party and its respective affiliates shall maintain the confidentiality of all information of a confidential or proprietary nature which it may have or acquire regarding the customers, business, finances, assets or affairs of the parties and its affiliates except for (a) any information which is generally available to the public or becomes generally available to the public other than through disclosure in violation of this provision or (b) which is required to be disclosed by applicable law or to enforce the provisions of this MOU.

5.	OTHER PROVISIONS

5.1	Entire Agreement

This MOU constitutes the entire agreement of the parties currently, and may not be altered, unless the same is agreed upon in writing by the JV Partners; however, the JV Partners agree that additional agreements may be mutually agreed to and added to this MOU from time to time as deemed necessary.

5.2	Dispute Resolution.

5.3	Any controversy or claim arising out of or relating to this MOU or the breach, termination or validity thereof, which remains unresolved 45 days after original notice thereof shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce; provided, however, that if either party will not participate in a non-binding procedure described above, the other may initiate binding arbitration before expiration of the above period. The tribunal shall consist of a sole arbitrator appointed jointly by the parties. In the case of the parties failing to choose a sole arbitrator, the tribunal shall consist of three arbitrators, two of whom shall be appointed by the respective parties and the third of whom shall be appointed jointly by the first two. Each arbitrator shall be knowledgeable in matters similar to those involved in the business of Credex. The place of arbitration shall be Miami, Florida, or such other location as the parties may agree. The language of the arbitration shall be English. Each arbitrator shall be independent and unrelated to any of the parties.

5.4	Except as expressly provided below, the arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. The arbitrator shall have the authority to include, as an item of damages, the costs of arbitration, including legal fees and expenses, incurred by the prevailing party and to apportion such costs among the parties on a claim-by-claim basis as such party prevails thereon. For purposes of the foregoing, the “prevailing party” shall mean the party whose final settlement offer (or other position or monetary claim) prior to the start of arbitration is closest to the judgment awarded by the arbitrator, regardless of whether such judgment is entered into in favour of or against such party.

5.5	The parties will negotiate in good faith and agree on such further or modified arbitration provisions as are reasonably necessary for awards and other judgments resulting from the provisions set forth above to be recognized and enforceable in the respective jurisdictions.

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IN WITNESS WHEREOF, each party to this MOU has caused it to be executed at the respective jurisdictions of parties hereto on the date indicated below.

RP.	Credex Corporation

Authorized Signature:	Authorized Signature:

President
Date: Feb. 20th 2015	Date: Feb. 20th 2015

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